Exhibit 10.1

CONSULTING AGREEMENT

(Individual)

THIS AGREEMENT is made as of the 1st day of February, 2005

BETWEEN:

Tucows.com Co.,

(hereinafter referred to as “Tucows”)

- and -

Eugene Fiume, of the City of Aurora in the Province of Ontario.

(hereinafter referred to as the “Consultant”)

WHEREAS the parties wish to confirm the terms upon which the Consultant shall provide consulting services to Tucows.

IN consideration of the covenants hereinafter contained and other good and valuable consideration, the parties agree as follows:

1.                             Term

This agreement shall commence from the date first above-written and shall continue until September 30th 2005  (the “Term”) unless terminated earlier in accordance with Section 8 below.

2.                             Provision of Consulting Services

During the Term, the Consultant shall evaluate Tucows software strategy (the “Consulting Services”) for the fee described in section 3 hereof.  Such services are to be provided by the Consultant in daily or hourly increments at such times and from time to time as Tucows may request.  The Consultant shall devote such time and attention as may be required to perform and complete all consulting assignments hereunder to the highest standard attainable.

3.                             Consulting Fee

The Consultant shall receive a fee of $1,500 dollars (+ GST) per 8 hour day payable within 30 days of Tucows receiving an invoice from the Consultant in respect of same. Each invoice shall itemize the particulars of time spent by the Consultant in providing the Consulting Services.

4.                             Expenses

The Consultant shall be responsible for payment of all expenses hereunder in carrying out the Consulting Services.  Notwithstanding the foregoing, should travel be required by Tucows, air travel arrangements will be made in accordance with the normal travel policies of Tucows and mileage for car travel shall be reimbursed in accordance with Tucows mileage policies.  Tucows will reimburse the Consultant for all such reasonable expenses pursuant to invoices delivered to Tucows in respect of same.

5.                             Confidentiality

(a)           The Consultant shall not, during the Term or at any time thereafter:

(i)            except in the necessary course of the provision of Consulting Services in accordance with the terms hereof or as required by applicable law, disclose the business or affairs of Tucows, its affiliates or the customers, clients or associates of Tucows to any third party

(ii)           except in the necessary course of the provision of Consulting Services in accordance with the terms hereof or as required by applicable law, disclose to any third party or use for any purpose other than for the purposes of Tucows, any work product produced as a result of providing Consulting Services hereunder, any trade secrets or discoveries, inventions or improvements, or other information concerning the business or affairs of Tucows, its affiliates or the customers, clients or associates of Tucows. . For greater certainty, Consultant understands and agrees that all information and materials, whether or not reduced to writing or still in development: designs, concepts, ideas, inventions, specifications, techniques, models, data, source code, object code, documentation, research, development plans, processes, procedures, new product or new technology information, marketing techniques, materials and plans, timetables, strategies, prospective trade names or trademarks, customer information, pricing policies, and financial information shall be regarded as information confidential to the company.

(iii)          make any statements or do any acts which could in any manner be detrimental to the reputation or business or affairs of Tucows, its affiliates, or the customers, clients or associates of Tucows.

(b)           The parties hereto acknowledge and agree that this section 5 shall not apply to information that was readily available to the public at the time such information was made available to the Consultant.

(c)           It is the express intention and agreement of the parties hereto that the provisions of this Section 5 shall survive the termination of this agreement.

6.                             Non-Solicitation

Consultant agrees not to solicit the employment, directly or indirectly, of any of Tucows employees with whom the Consultant has worked while performing the Consulting Services during the Term and for a period of one year thereafter.

7.                             Non-Competition

Consultant agrees not to accept work, directly or indirectly, from any competitor of Tucows during the term hereof and for a period of one year thereafter. If Consultant is uncertain as to whether an entity is a competitor of Tucows, Consultant shall obtain the input of Tucows.

8.                             Termination

This agreement may be terminated by Tucows upon 30 days prior written notice to the Consultant.  Upon expiration or earlier termination of this agreement, the Consultant agrees to deliver to Tucows all documents, records, reports and copies thereof which are in his/her possession and which relate in any way to the business of Tucows, its affiliates, or the customers, clients or associates of

Tucows.  Upon termination of this agreement, Tucows shall not be obligated to make any further payment to the Consultant beyond the amount of such fee actually accrued to the date of such termination.  The Consultant expressly releases Tucows from any and all actions, causes of action, claims, demands, of whatever nature arising out of or in any way connected with the termination of this agreement, except claims to enforce the terms of this agreement.

9.                             Notice

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, or (ii) sent by prepaid courier service addressed, in the case of notice to Tucows, as follows:

Tucows Inc.

96 Mowat Avenue

Toronto, Ontario M6K 3M1

and in the case of notice to the Consultant, as follows:

SESelf Enterprises

3 Candac Valley Drive

Aurora, Ontario, L4G 6W7

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by prepaid courier service.  Any party hereto may change any particulars of its or his/her address for notice by notice to the other in the manner aforesaid.

10.                           Previous Agreements

This agreement shall supersede all prior agreements and arrangements respecting the subject matter hereof, whether written or verbal and all such prior agreements and arrangements are hereby terminated.

11.                           Injunctive Relief

The Consultant agrees that the remedy at law for any breach by it of the confidentiality provisions of this agreement will be inadequate and that Tucows, on any application to a Court, shall be entitled to temporary and permanent injunctive relief against the Consultant without the necessity of proving actual damage.

12.                           Reasonable Restrictions

The Consultant agrees that all restrictions contained in this agreement are reasonable and valid and hereby waives all defences to the strict enforcement of this agreement by Tucows.

13.                           Severability

Each of the covenants agreed to and contained herein are separate and distinct from every other covenant set forth herein and it is agreed that if any court of competent jurisdiction adjudges that any part of this agreement is void or unenforceable then such parts shall be severable from and shall not render unenforceable the remainder of the provisions herein contained.

14.                           Assignment

This agreement is not assignable by the Consultant.

15.                           Acknowledgement

The parties hereto expressly acknowledge and agree that in performing the Consulting Services pursuant to this agreement the Consultant shall be acting and shall act at all times as an independent contractor and consultant only and that this agreement shall not constitute the Consultant an employee, agent, partner or joint venturer of or with Tucows and that no such relationship shall arise or subsist between the Consultant and Tucows during the Term including any extension or renewal thereof.

Consultant also acknowledges and agrees that it his sole obligation to report as employment income all compensation received from Tucows for services rendered as a consultant. Tucows shall have no liability or responsibility for the withholding, collection or payment of income taxes, unemployment insurance, Canada pension plan remittances, vacation pay, statutory holiday pay, workers’ compensation premiums, or statutory or other taxes or payments of any other nature on behalf of, in respect of, or for the benefit of, Consultant or any other person employed by Consultant (other than G.S.T.). Consultant also agrees that, by accepting this offer, Consultant holds Tucows harmless and will indemnify Tucows from and against any order, penalty, interest or tax that may be assessed or levied against Tucows as a result of Consultant’s failure or delay to make such payments or to file any return or information required by any law, ordinance or regulation.

Due to the unique nature of the services that Consultant will be providing, Consultant agrees that Consultant may not delegate his duties under this offer.

This offer contemplates that Consultant has no other agreements or commitments that would hinder the performance of Consultant’s obligations under this offer and that Consultant will not enter into any such agreements.

16.                           Work Product

Consultant expressly agrees that all discoveries, developments, improvements and/or innovations (“Work Product”), whether capable of registration as a copyright, trademark, patent or other intellectual property right or not, conceived by Consultant during the tenure of this Agreement which relates to or results from Consultant’s work with and at Tucows shall be the sole and exclusive property of Tucows.  Consultant assigns all right, title and interest to the Work Product to Tucows and agrees to cooperate in the execution of any documents as may be necessary to evidence same.

17.                           No Authority to Contract

The Consultant acknowledges and agrees that he/she does not have and will not exercise or purport to exercise or hold himself out as having any authority to enter into or conclude or to undertake any commitment or obligation for, in the name or on behalf of Tucows. It is also understood by Tucows that no third party or other entity has participated in the making of this offer as a broker, agent or otherwise.

18.                           Amendments

No amendment, waiver or termination of this agreement shall be binding unless executed in writing by the parties and no such amendment or waiver shall extend to anything other than the specific subject matter thereof.  The failure at any time of any party to insist on strict performance of any provision of this agreement shall not limit the ability of that party to insist at any future time whatsoever on the performance of the same or any other provision (except and insofar as that party may have given a valid and effective written waiver or release).

19.                           Governing Law

The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the parties hereto attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

TUCOWS.com Co.

By:	/s/ BRENDA LAZARE
Name:	Brenda Lazare
Title:	General Counsel

/s/ EUGENE FIUME
Eugene Fiume